Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FOURTH QUARTER

AND FULL YEAR 2016 RESULTS

– Rental Income Increases 16.2% over Prior Year Quarter and 8.8% Year over Year –

– Adds 11 Properties in 2016 for $118.6 Million –

– Secures Expansion of Credit Facility to up to $100 Million and Extends Until 2019 –

– Company Declares Quarterly Dividend of $0.43 Per Share –

GREAT NECK, New York, March 10, 2017 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter and year ended December 31, 2016.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “Our results reflect accretive acquisitions of $118.6 million and a $10.0 million net gain on sale from our targeted sales program. By effectively executing on our strategy with the objective of enhancing portfolio quality as well as providing long-term FFO per share growth, we are strengthening the Company’s foundation.  We are producing strong growth in rental income and believe the execution of our strategy will continue to build value for our stockholders.”

Fourth Quarter Operating Results:

Rental income for the three months ended December 31, 2016 grew 16.2% to $17.2 million, from $14.8 million in the corresponding quarter in the prior year, primarily due to acquisitions in 2016. Total revenues for the quarter ended December 31, 2016 increased $500,000, or 2.7%, to $19.0 million, from $18.5 million for the corresponding quarter in 2015. Revenues for the 2015 quarter include $2.2 million of lease termination fees.

Total operating expenses in the fourth quarter of 2016 were $10.1 million compared to $8.9 million for the three months ended December 31, 2015. The change is due primarily to increases in depreciation and amortization and real estate expenses and, to a lesser extent, increased general and administrative expense. A significant portion of the increase in real estate expense and depreciation is due to properties acquired in 2016.

Net income attributable to One Liberty in the fourth quarter of 2016 was $4.4 million, or $0.24 per diluted share, compared to $5.2 million, or $0.31 per diluted share, in the fourth quarter of 2015. The 2015 quarter includes $2.2 million, or $0.14 per diluted share, of lease termination fees.

Funds from Operations, or FFO, was $9.2 million, or $0.51 per diluted share, for the quarter ended December 31, 2016, compared to $9.7 million, or $0.58 per diluted share, in the corresponding quarter of 2015. Adjusted Funds from Operations, or AFFO, was $9.6 million, or $0.53 per diluted share, for the quarter ended December 31, 2016, compared to $8.3 million, or $0.50 per diluted share in the corresponding quarter of the prior year. FFO and diluted per share FFO for the 2015 quarter include lease termination fees of $2.2 million, or $0.13, respectively. Diluted per share FFO and AFFO were negatively impacted in the quarter ended December 31, 2016 by the approximate 1,117,000 share increase in the weighted average number of shares of common stock due to stock issuances pursuant to One Liberty’s at-the-market offering, dividend reinvestment and equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Full Year 2016 Operating Results:

Rental income in 2016 grew 8.8% to $64.2 million from $59.0 million in 2015, primarily reflecting the net impact of acquisitions and dispositions in 2016 and 2015. Total revenues for the year ended December 31, 2016 grew 7.5% to $70.6 million, from $65.7 million in 2015, due to increases of $5.2 million in rental income and $2.6 million in tenant reimbursements. Total revenues for 2015 includes $2.9 million from lease termination fees.

Total operating expenses during 2016 were $38.9 million, compared to $33.1 million during 2015. The change is due to increases in real estate expenses and depreciation and amortization and, to a lesser extent, an increase in general and administrative expense. A significant portion of the increase in depreciation and amortization and real estate expenses is due to the properties acquired in 2016 and 2015.

Net income attributable to One Liberty was $24.4 million, or $1.39 per diluted share, compared to $20.5 million, or $1.22 per diluted share, in 2015. Net income for 2016 includes a $10.1 million gain on sale of real estate, without giving effect to an aggregate of $590,000 of mortgage prepayment charges and the write-off of deferred financing costs. Net income for 2015 reflects $2.9 million in lease termination fees and a $5.4 million gain on sale of real estate. The gain on sale of real estate does not give effect to an aggregate of $2.0 million of the non-controlling interest’s share of the gain, mortgage prepayment charges, and the write-off of deferred financing costs.

FFO for 2016 was $33.3 million, or $1.90 per diluted share, compared to 2015 FFO of $32.7 million, or $1.97 per diluted share. AFFO for 2016 was $34.8 million, or $1.99 per diluted share, compared to 2015 AFFO of $32.0 million, or $1.92 per diluted share. Included in FFO and per diluted share FFO for 2015 are lease termination fees of $2.9 million or $0.17, respectively. Diluted per share FFO and AFFO were negatively impacted in 2016 by the approximate 863,000 share increase in the weighted average number of shares of  common stock due to stock issuances pursuant to One Liberty’s at-the-market offering, dividend reinvestment and equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Acquisitions and Dispositions in 2016:

The Company acquired eleven properties for $118.6 million. The Company expects to recognize in 2017 approximately $9.7 million of rental income from these properties, which contributed $4.4 million of rental income in 2016.

The Company sold non-core assets for proceeds of $43.2 million and recognized a net gain of $10.0 million from these sales. The properties sold contributed $1.2 million to rental income during 2016.

Balance Sheet:

At December 31, 2016, the Company had $17.4 million of cash and cash equivalents, total assets of $733.4 million, total debt of $404.0 million, net of $5.2 million of deferred financing costs, and total stockholders’ equity of $290.1 million. As previously reported, in November 2016, the Company expanded its availability under the credit facility to up to $100 million through 2019.

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At March 2, 2017, One Liberty’s available liquidity was $101.2 million, including $6.2 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and up to $95 million available under its credit facility.

During the fourth quarter of 2016, the Company sold 472,000 shares under its at-the-market ("ATM") program at a weighted average net price per share of $24.45, for net proceeds of $11.54 million. During 2016, the Company sold 1.08 million shares under its ATM program at a weighted average net price per share of $24.03, for net proceeds of $25.95 million.

Dividends:

On March 10, 2017, the Board of Directors declared a quarterly dividend on the Company’s common stock of $0.43 per share.  The dividend is payable April 7, 2017 to stockholders of record on March 24, 2017.

One Liberty increased its quarterly dividend payment by 4.9% from $0.41 per share to $0.43 per share, effective as of the dividend declared in late December 2016 and paid in January 2017.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (including amortization of deferred leasing costs), plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gain on extinguishment of debt and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

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Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio consisting primarily of retail, industrial, flex and health and fitness properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

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ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	December 31,	December 31,
	2016	2015

ASSETS
Real estate investments, net	$651,213	$562,257
Properties held-for-sale	-	12,259
Investment in unconsolidated joint ventures	10,833	11,350
Cash and cash equivalents	17,420	12,736
Restricted cash	643	1,074
Unbilled rent receivable	13,797	13,577
Unamortized intangible lease assets, net	32,645	28,978
Other assets	6,894	4,268
Total assets	$733,445	$646,499

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $4,294 and $3,373 deferred financing costs, respectively	$394,898	$331,055
Line of credit-outstanding, net of $936 and $506 deferred financing costs, respectively	9,064	17,744
Unamortized intangible lease liabilities, net	19,280	14,521
Other liabilities	18,276	20,753
Total liabilities	441,518	384,073

Total One Liberty Properties, Inc. stockholders' equity	290,133	260,495
Non-controlling interests in consolidated joint ventures	1,794	1,931
Total equity	291,927	262,426
Total liabilities and equity	$733,445	$646,499

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ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Rental income, net	$17,180	$14,814	$64,164	$58,973
Tenant reimbursements	1,810	1,445	6,424	3,852
Lease termination fees	-	2,236	-	2,886
Total revenues	18,990	18,495	70,588	65,711

Operating expenses:
Depreciation and amortization	4,918	4,294	18,164	16,384
General and administrative	2,732	2,395	10,693	9,527
Real estate expenses	2,410	2,025	8,931	6,047
Real estate acquisition costs	(14)	32	596	449
Federal excise and state taxes	5	77	203	343
Leasehold rent	77	77	308	308
Total operating expenses	10,128	8,900	38,895	33,058

Operating income	8,862	9,595	31,693	32,653

Other income and expenses:
Gain on sale of real estate, net	263	-	10,087	5,392
Purchase price fair value adjustment	-	-	-	960
Prepayment costs on debt	-	-	(577)	(568)
Equity in earnings of unconsolidated joint ventures	211	101	1,005	412
Other income	4	31	435	108
Interest:
Expense	(4,665)	(4,337)	(17,258)	(16,027)
Amortization and write-off of deferred financing costs	(261)	(195)	(904)	(1,023)

Net income	4,414	5,195	24,481	21,907
Net income attributable to non-controlling interests	(19)	(4)	(59)	(1,390)

Net income attributable to One Liberty Properties, Inc.	$4,395	$5,191	$24,422	$20,517

Net income per common share attributable to common stockholders-diluted	$0.24	$0.31	$1.39	$1.22

Funds from operations - Note 1	$9,239	$9,740	$33,256	$32,717
Funds from operations per common share-diluted - Note 2	$0.51	$0.58	$1.90	$1.97

Adjusted funds from operations - Note 1	$9,557	$8,343	$34,848	$31,997
Adjusted funds from operations per common share-diluted - Note 2	$0.53	$0.50	$1.99	$1.92

Weighted average number of common and unvested restricted shares outstanding:
Basic	17,854	16,743	17,373	16,516
Diluted	17,968	16,851	17,487	16,624

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ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Note 1:	2016	2015	2016	2015
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$4,395	$5,191	$24,422	$20,517
Add: depreciation of properties	4,839	4,244	17,865	16,150
Add: our share of depreciation of unconsolidated joint ventures	223	224	893	634
Add: amortization of deferred leasing costs	79	50	299	234
Add: Federal excise tax relating to gain on sale	-	65	6	174
Deduct: gain on sale of real estate	(263)	-	(10,087)	(5,392)
Deduct: purchase price fair value adjustment	-	-	-	(960)
Adjustments for non-controlling interests	(34)	(34)	(142)	1,360

NAREIT funds from operations applicable to common stock	9,239	9,740	33,256	32,717

Deduct: straight-line rent accruals and amortization of lease intangibles	(775)	28	(2,991)	(1,605)
Deduct: lease termination fee income	-	(2,236)	-	(2,886)
Add/Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	12	16	49	7
Add: amortization of restricted stock compensation	807	592	2,983	2,334
Add: prepayment costs on debt	-	-	577	568
Add: amortization and write-off of deferred financing costs	261	195	904	1,023
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	6	5	25	23
Adjustments for non-controlling interests	7	3	45	(184)

Adjusted funds from operations applicable to common stock	$9,557	$8,343	$34,848	$31,997

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.24	$0.31	$1.39	$1.22
Add: depreciation of properties	0.27	0.26	1.02	0.98
Add: our share of depreciation of unconsolidated joint ventures	0.01	0.01	0.05	0.04
Add: amortization of deferred leasing costs	-	0.01	0.02	0.02
Add: Federal excise tax relating to gain on sale	-	-	-	0.01
Deduct: gain on sale of real estate	(0.01)	-	(0.57)	(0.32)
Deduct: purchase price fair value adjustment	-	-	-	(0.06)
Adjustments for non-controlling interests	-	(0.01)	(0.01)	0.08

NAREIT funds from operations per share of common stock-diluted	0.51	0.58	1.90	1.97

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.03)	-	(0.16)	(0.10)
Deduct: lease termination fee income	-	(0.13)	-	(0.17)
Add: amortization of restricted stock compensation	0.04	0.04	0.17	0.14
Add: prepayment costs on debt	-	-	0.03	0.03
Add: amortization and write-off of deferred financing costs	0.01	0.01	0.05	0.06
Adjustments for non-controlling interests	-	-	-	(0.01)

Adjusted funds from operations per share of common stock-diluted	$0.53	$0.50	$1.99	$1.92

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